Exhibit 99.1

Bio-Path Holdings, Inc. to Raise $10 Million in Registered Direct Offering

HOUSTON, TEXAS, January 16, 2014 – Bio-Path Holdings, Inc. (OTCQX: BPTH) (Bio-Path), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, announced today that it is raising approximately $10.0 million in a registered direct offering at a price of $3.00 per unit. The entire offering is being sold to two dedicated healthcare funds that are managed by Sabby Management. Each Unit shall consist of one share of Bio-Path common stock, and a warrant to purchase one half (0.5) of a share of Bio-Path common stock. The common stock and warrants shall be immediately separable. The warrants will be exercisable immediately, have a term of five years and an exercise price of $4.74 per share of common stock. After placement agent fees and estimated offering expenses, the Company expects to receive net proceeds of approximately $9.3 million. The offering is expected to close on or about January 22, 2014 subject to customary closing conditions.

Maxim Group LLC is acting as Sole Placement Agent and financial advisor for the offering.

Bio-Path intends to use the net proceeds from the offering for working capital and general corporate purposes, including the funding of its ongoing and planned clinical trials.

The units are being offered by Bio-Path pursuant to a shelf registration statement on Form S-3 (file no. 333-192102) filed pursuant to the Securities Act of 1933, which was previously filed with, and declared effective by, the Securities and Exchange Commission (SEC). A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, Liposomal Grb-2, is in a Phase I study for blood cancers and in preclinical studies for triple negative and inflammatory breast cancers. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it is expected to be evaluated in lymphoma and solid tumors.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Bio-Path Contact Information:

Peter Nielsen

President & Chief Executive Officer

Tel 832.971.6616

Rhonda Chiger (institutional investors and analysts)

Rx Communications Group, LLC

917-322-2569

rchiger@rxir.com